Exhibit 3.1

BlueRiver Acquisition Corp.

(the "Company")

MINUTES OF AN EXTRAORDINARY GENERAL MEETING OF THE COMPANY held at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 ON 31 JANUARY 2023 at 11:00 A.m. Eastern Time

Present:	As set out in the Schedule
In Attendance:	As set out in the Schedule

1	Officers of the Meeting

It was resolved that John Gregg and Randall Mays be appointed as chairman and secretary respectively of the meeting.

2	Constitution of the Meeting

2.1	At the meeting on 31 January 2023:

(a)	The Chairman noted that the Amended and Restated Memorandum and Articles of Association of the Company (the "Memorandum and Articles") provides that the quorum for a general meeting of the Company is the holders of a majority of all shares of the Company in issue being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy.

(b)	The Chairman noted that written notice of the meeting (the " Notice") had been sent to all shareholders of record of the Company (the "Shareholders") on 17 January 2023.

(c)	The Chairman noted that the record date for the meeting was 9 January 2023.

(d)	The Chairman noted that a quorum of the Shareholders were present in person or by proxy. It was noted that the Notice confirmed that the meeting may be attended virtually online via the internet and telephone details as noted therein, and that the physical location of the meeting for the purposes of the Memorandum and Articles would be as noted therein. The Chairman noted that a live-webcast for the meeting was made available via https://www.cstproxy.com/blueriverspac/2023.

(e)	The Chairman noted that the Company had received a copy of the Affidavit of Mailing (a copy of which is attached to these minutes), prepared by Continental Stock Transfer & Trust Company, which confirms that the Notice had been mailed to the Shareholders on 17 January 2023.

(f)	The Chairman introduced Christian Jacques of Okapi Partners who acted as inspector of election (the "Inspector") during the meeting. The Chairman noted that the Company had received a copy of the Oath of Inspector of Election and a copy of which is attached to these minutes) from the Inspector.

(g)	Accordingly, the Chairman declared the meeting duly constituted.

(h)	The Chairman noted that prompt notice of any action taken at the meeting shall be given to each Shareholder not in attendance in person or by proxy following the meeting.

3	Business of the Meeting

The Chairman noted that the purpose of calling the meeting was for the Shareholders to consider and, if thought fit, approve the resolutions contained in the Notice and which is set out below.

4	Proposals

4.1	Proposal 1 - Extension Amendment

RESOLVED, as a special resolution, that the Amended and Restated Memorandum and Articles of Association of the Company be amended by the deletion of the existing Articles 49.7 and 49.8 in their entirety and the insertion of the following language in their place:

49.7   In the event that the Company does not consummate a Business Combination within 30 months from the consummation of the IPO or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a) cease all operations except for the purpose of winding up;

(b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law

49.8   In the event that any amendment is made to the Articles:

(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO or such later time as the Members may approve in accordance with the Articles; or

(b) with respect to any other provision relating to Members’ rights or pre-Business Combination activity, each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

Such amendment above is referred to herein as the “Extension Amendment”..

4.2	Proposal 2 – Adjournment

RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a time and place to be confirmed by the chairman of the extraordinary general meeting be ratified, approved and confirmed in all respects.

5	Voting

5.1	The resolutions referenced above were put to the meeting.

5.2	The voting results of the proposals are set out in the Final Report of Inspector of Election from the Inspector (a copy of which is attached to these minutes).

5.3	The Chairman declared that the resolutions referenced above were carried.

(The remainder of this page is intentionally left blank – signature page follows)

6	Termination of Meeting

There being no further business the Meeting was concluded.

/s/ John Gregg	/s/ Randall Mays
Chairman	Secretary

4